Exhibit 99.1

Yelp Announces Third Quarter 2015 Financial Results

Net Revenue Increases 40% Over Third Quarter 2014

SAN FRANCISCO, Oct. 28, 2015 /PRNewswire/ -- Yelp Inc. (NYSE: YELP), the company that connects consumers with great local businesses, today announced financial results for the third quarter ended September 30, 2015.

  Net revenue was $143.6 million in the third quarter of 2015 reflecting 40% growth over the third quarter of 2014.
  Adjusted EBITDA for the third quarter of 2015 was $12.5 million compared to $20.1 million in the third quarter of 2014.
  Cumulative reviews grew 35% year over year to approximately 90 million.
  App Unique Devices grew 39% year over year to approximately 20 million on a monthly average basis1.
  Local advertising accounts grew 37% year over year to approximately 104,2002.

Net loss in the third quarter of 2015 was $(8.1) million, or $(0.11) per share, compared to a net income of $3.6 million, or $0.05 per share, in the third quarter of 2014.

Non-GAAP net income, which consists of net income excluding stock-based compensation and amortization was $2.7 million, or $0.03 per share, for the third quarter of 2015.

Net revenue for the nine months ended September 30, 2015 was $396.0 million, an increase of 48% compared to $267.6 million in the same period last year. Adjusted EBITDA for the nine months ended September 30, 2015 was $51.6 million compared to $45.8 million in the first nine months of 2014. Net loss for the nine months ended September 30, 2015 was $(10.7) million, or $(0.14) per share, compared to net income of $3.7 million, or $0.05 per share, in the comparable period in 2014. Non-GAAP net income for the nine months ended September 30, 2015 was $19.9 million, or $0.26 per share, compared to non-GAAP net income of $25.8 million, or $0.34 per share, in the comparable period in 2014.

"We executed well this quarter," said Jeremy Stoppelman, Yelp's chief executive officer. "Consumers are increasingly discovering our app, which represents approximately 70% of engagement across our entire ecosystem. We believe that our highly engaging app, combined with our native local advertising products that generate high ROI for our customers, strongly positions us to capture the large market opportunity."

"We are pleased with our 40% year over year revenue growth," added Rob Krolik, Yelp's chief financial officer. "We are investing in the business through our marketing programs and continued sales team growth as we work to achieve our goal of becoming the leading destination for consumers connecting with great local businesses."

Third Quarter Operating Summary

  Local advertising revenue totaled $115.9 million, representing 36% growth compared to the third quarter of 2014.
  Transactions revenue totaled $12.0 million, compared to $1.3 million in the third quarter of 2014, primarily due to the acquisition of Eat24 in the first quarter of 2015.
  Brand advertising revenue totaled $9.0 million, representing a 4% decrease compared to the third quarter of 2014. As previously announced, Yelp plans to phase out its brand advertising product by the end of 2015 to continue its focus on the consumer experience and its native, local advertising products.
  Other revenue totaled $6.7 million which was flat compared to the third quarter of 2014.

Business Highlights

  Mobile Traffic: Consumer adoption of the Yelp app remained strong, as App Unique Devices grew 39% year over year to 20 million. According to comScore data for September 2015, Yelp was one of the top 25 mobile web and app properties.
  Engagement: Consumers continued to engage with Yelp across the entire ecosystem as page views grew nearly 40% year over year. Similar to the second quarter, app users were our most engaged users and approximately 70% of page views came from the mobile app.
  Transactions: In the third quarter, Yelp Platform transactions increased approximately 170% year over year. Yelp launched multiple features to enhance the transaction experience on Yelp, such as the ability to order food or make reservations directly from search results, which resulted in more than a 10% lift in Yelp Platform transactions in the month following the change.

Business Outlook

Yelp is providing its outlook for the fourth quarter and updated outlook for the full year of 2015.

  For the fourth quarter of 2015, net revenue is expected to be in the range of $149.5 million to $154.5 million, representing growth of approximately 38% at the midpoint compared to the fourth quarter of 2014. Adjusted EBITDA is expected to be in the range of $20 million to $24 million. Stock-based compensation is expected to be in the range of $16 million to $17 million, and depreciation and amortization is expected to be 5%-6% of revenue.
  For the full year of 2015, net revenue is expected to be in the range of $545.5 million to $551.5 million, representing growth of approximately 45% at the midpoint compared to full year 2014. Adjusted EBITDA is expected to be in the range of $72 million to $76 million. Stock-based compensation is expected to be in the range of $61 million to $63 million, and depreciation and amortization is expected to be 5%-6% of revenue.

Quarterly Conference Call

To access the call, please dial 1 (800) 708-4539, or outside the U.S. 1 (847) 619-6396, with Passcode 40935655, at least five minutes prior to the 1:30 p.m. PT start time. A live webcast of the call will also be available at http://www.yelp-ir.com under the Events & Presentations menu. An audio replay will be available between 4:00 p.m. PT October 28, 2015 and 11:59 p.m. PT November 4, 2015 by calling 1 (888) 843-7419 or 1 (630) 652-3042, with Passcode 40935655. The replay will also be available on the Company's website at http://www.yelp-ir.com.

About Yelp

Yelp Inc. (http://www.yelp.com) connects people with great local businesses. Yelp was founded in San Francisco in July 2004. Since then, Yelp communities have taken hold in major metros across 32 countries. Approximately 89 million unique visitors visited Yelp via their mobile device3, including 20 million unique devices accessing the Yelp app1, and approximately 79 million unique visitors visited Yelp via a desktop computer4 on a monthly average basis during the third quarter of 2015. By the end of the same quarter, Yelpers had written approximately 90 million rich, local reviews, making Yelp the leading local guide for real word-of-mouth on everything from boutiques and mechanics to restaurants and dentists.

1 Calculated as the number of unique devices accessing the app on a monthly average basis over a given three-month period, according to internal Yelp logs.

2 Local advertising accounts comprise all local business accounts from which we recognize local advertising revenue in a given three-month period.

3 Calculated as the number of "users," as measured by Google Analytics, accessing Yelp via mobile web plus unique devices accessing the app, each on a monthly average basis over a given three-month period.

4 Calculated as the number of "users," as measured by Google Analytics, accessing Yelp via desktop computer on an average monthly basis over a given three-month period.

Non-GAAP Financial Measures

This press release includes information relating to adjusted EBITDA, non-GAAP net income and non-GAAP net income per share, each of which the Securities and Exchange Commission has defined as a "non-GAAP financial measure." Adjusted EBITDA, non-GAAP net income and non-GAAP net income per share have been included in this press release because they are key measures used by Yelp management and board of directors to understand and evaluate core operating performance and trends, to prepare and approve its annual budget and to develop short- and long-term operational plans. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles in the United States ("GAAP").

Adjusted EBITDA and non-GAAP net income have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of Yelp's financial results as reported under GAAP. Some of these limitations are:

  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and adjusted EBITDA and non-GAAP net income do not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
  adjusted EBITDA does not reflect changes in, or cash requirements for, Yelp's working capital needs;
  adjusted EBITDA and non-GAAP net income do not consider the potentially dilutive impact of equity-based compensation;
  adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to Yelp; and
  other companies, including those in Yelp's industry, may calculate adjusted EBITDA and non-GAAP net income differently, which reduces their usefulness as comparative measures.

Because of these limitations, you should consider adjusted EBITDA, non-GAAP net income and non-GAAP net income per share alongside other financial performance measures, including various cash flow metrics, net income (loss) and Yelp's other GAAP results. Additionally, Yelp has not reconciled its adjusted EBITDA outlook for the fourth quarter and full year 2015 to its net income (loss) outlook because it does not provide an outlook for other income (expense) and provision for income taxes, which are reconciling items between net income (loss) and adjusted EBITDA. As items that impact net income (loss) are out of Yelp's control and cannot be reasonably predicted, Yelp is unable to provide such an outlook. Accordingly, reconciliation to net income (loss) outlook for the fourth quarter and full year 2015 is not available without unreasonable effort. For a reconciliation of historical non-GAAP financial measures to the nearest comparable GAAP measures, see the non-GAAP reconciliations included below in this press release.

Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, the future performance of Yelp and its consolidated subsidiaries that are based on Yelp's current expectations, forecasts and assumptions and involve risks and uncertainties. These statements include, but are not limited to, statements regarding expected financial results for the fourth quarter and full year 2015, Yelp's ability to capture a meaningful share of the large local market, Yelp's expectations regarding local advertising as the primary driver of growth, Yelp's estimates regarding local advertisers' ROI on advertising spend, the future growth in Yelp revenue and continued investing by Yelp in its future growth, Yelp's ability to drive daily usage and engagement (particularly on mobile), increase awareness of Yelp among consumers, and deliver value to local businesses, Yelp's ability to take advantage of trends toward app usage and native advertising and to become the leading destination for consumers connecting with great local businesses. Yelp's actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to: Yelp's short operating history in an evolving industry; Yelp's ability to generate sufficient revenue to maintain profitability, particularly in light of its significant ongoing sales and marketing expenses; Yelp's ability to successfully manage acquisitions of new businesses, solutions or technologies, such as Eat24, and to integrate those businesses, solutions or technologies; Yelp's reliance on traffic to its website from search engines like Google and Bing; Yelp's ability to generate and maintain sufficient high quality content from its users; maintaining a strong brand and managing negative publicity that may arise; maintaining and expanding Yelp's base of advertisers; changes in political, business and economic conditions, including any European or general economic downturn or crisis and any conditions that affect ecommerce growth; fluctuations in foreign currency exchange rates; Yelp's ability to deal with the increasingly competitive local search environment; Yelp's need and ability to manage other regulatory, tax and litigation risks as its services are offered in more jurisdictions and applicable laws become more restrictive; the competitive and regulatory environment while Yelp continues to expand geographically and introduce new products and as new laws and regulations related to Internet companies come into effect; Yelp's ability to timely upgrade and develop its systems, infrastructure and customer service capabilities. The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.

More information about factors that could affect Yelp's operating results is included under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Yelp's most recent Quarterly Report on Form 10-Q at http://www.yelp-ir.com or the SEC's website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to Yelp on the date hereof. Yelp assumes no obligation to update such statements.

Investor Relations Contact Information
Wendy Lim, Allie Dalglish
(415) 635-2412
ir@yelp.com

Yelp Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30,	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$ 171,807	$ 247,312
Short-term marketable securities	197,132	118,498
Accounts receivable, net	46,942	35,593
Prepaid expenses and other current assets	31,952	19,355
Total current assets	447,833	420,758

Long-term marketable securities	-	38,612
Property, equipment and software, net	78,342	62,761
Goodwill	173,996	67,307
Intangibles, net	41,068	5,786
Restricted cash	16,253	17,943
Other assets	6,913	16,483
Total assets	$ 764,405	$ 629,650

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$ 3,305	$ 1,398
Accrued liabilities	49,246	29,581
Deferred revenue	2,543	2,994
Total current liabilities	55,094	33,973
Long-term liabilities	12,849	7,527
Total liabilities	67,943	41,500

Stockholders' equity
Common stock	-	-
Additional paid-in capital	752,795	627,742
Accumulated other comprehensive loss	(11,679)	(5,609)
Accumulated deficit	(44,654)	(33,983)
Total stockholders' equity	696,462	588,150
Total liabilities and stockholders' equity	$ 764,405	$ 629,650

Yelp Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Net revenue	$ 143,559	$ 102,455	$ 395,980	$ 267,649

Costs and expenses
Cost of revenue (1)	14,259	6,174	36,015	17,096
Sales and marketing (1)	82,949	54,551	214,229	147,470
Product development (1)	28,511	17,397	78,816	46,105
General and administrative (1)	20,990	15,185	60,207	41,612
Depreciation and amortization	7,562	4,604	21,624	12,299

Total costs and expenses	154,271	97,911	410,891	264,582
Income (loss) from operations	(10,712)	4,544	(14,911)	3,067
Other income (expense), net	(545)	200	346	183
Income (loss) before income taxes	(11,257)	4,744	(14,565)	3,250
Benefit (provision) for income taxes	3,175	(1,107)	3,894	495
Net income (loss) attributable to common stockholders	$ (8,082)	$ 3,637	$ (10,671)	$ 3,745

Net income (loss) per share attributable to common stockholders:
Basic	$ (0.11)	$ 0.05	$ (0.14)	$ 0.05
Diluted	$ (0.11)	$ 0.05	$ (0.14)	$ 0.05

Weighted-average shares used to compute net income (loss) per share attributable to common stockholders:
Basic	75,019	72,195	74,450	71,697
Diluted	75,019	77,296	74,450	76,732

(1) Includes stock-based compensation expense as follows:
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Cost of revenue	$ 435	$ 253	$ 781	$ 522
Sales and marketing	5,568	3,883	16,159	11,008
Product development	5,947	3,835	17,117	10,333
General and administrative	3,733	2,947	10,813	8,594
Total stock-based compensation	$ 15,683	$ 10,918	$ 44,870	$ 30,457

Yelp Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)
	Nine Months Ended
	September 30,
	2015	2014
Operating activities
Net income (loss)	$ (10,671)	$ 3,745
Adjustments to reconcile net income (loss) to net cash provided by operating activities:

Depreciation and amortization	21,624	12,299
Provision for doubtful accounts and sales returns	10,401	3,894
Stock-based compensation	44,870	30,457
Loss (gain) on disposal of assets and website development costs	130	(5)
Premium amortization, net, on securities held-to-maturity	827	214
Excess tax benefit from share-based award activity	(4,298)	(899)
Realized gain on investments	(2)	(2)

Changes in operating assets and liabilities:
Accounts receivable	(17,773)	(13,772)
Prepaid expenses and other assets	(15,057)	(7,338)
Accounts payable, accrued expenses and other liabilities	23,904	10,899
Deferred revenue	(428)	(453)
Net cash provided by operating activities	53,527	39,039

Investing activities
Acquisition, net of cash received	(73,422)	-
Purchases of property, equipment and software	(25,358)	(12,743)
Capitalized website and software development costs	(8,658)	(7,969)
Change in restricted cash	1,664	(9,756)
Purchase of intangible assets	(647)	(1,334)
Proceeds from sale of property and equipment	109	14
Purchases of investment securities held-to-maturity	(172,717)	(148,359)
Maturities of investment securities held-to-maturity	131,870	21,000
Net cash used in investing activities	(147,159)	(159,147)

Financing activities
Proceeds from exercise of employee stock options	9,889	17,316
Proceeds from issuance of common stock for Employee Stock Purchase Plan	5,061	4,087
Excess tax benefit from stock-based award activity	4,298	899
Repurchase of common stock	(482)	(1,035)

Net cash provided by financing activities	18,766	21,267

Effect of exchange rate changes on cash and cash equivalents	(639)	(356)

Net decrease in cash and cash equivalents	(75,505)	(99,197)
Cash and cash equivalents at beginning of period	247,312	389,764
Cash and cash equivalents at end of period	$ 171,807	$ 290,567

Yelp Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Adjusted EBITDA:
Net income (loss)	$ (8,082)	$ 3,637	$ (10,671)	$ 3,745
(Benefit) provision for income taxes	(3,175)	1,107	(3,894)	(495)
Other (income) expense, net	545	(200)	(346)	(183)
Depreciation and amortization	7,562	4,604	21,624	12,299
Stock-based compensation	15,683	10,918	44,870	30,457
Adjusted EBITDA	$ 12,533	$ 20,066	$ 51,583	$ 45,823

Non-GAAP Net Income (Loss) and income (Loss) per share:
GAAP net income (loss)	$ (8,082)	$ 3,637	$ (10,671)	$ 3,745
Add back: stock-based compensation	15,683	10,918	44,870	30,457
Add back: amortization of intangible assets	1,723	643	4,757	1,898
Less: tax effect of stock-based compensation
& amortization of intangible assets	(6,650)	(4,333)	(19,026)	(12,232)
Add back: valuation allowance release (net of tax)	-	-	-	1,958
Non-GAAP Net Income	$ 2,674	$ 10,865	$ 19,930	$ 25,826

GAAP diluted shares	77,704	77,296	77,934	76,732

Non-GAAP Net Income per share	$ 0.03	$ 0.14	$ 0.26	$ 0.34

Logo - http://photos.prnewswire.com/prnh/20150714/236436LOGO